Exhibit 99.2

Under Armour: Third Quarter 2009 Earnings Call (Brad Dickerson)

Thanks, David. With Kevin and David having taken you through some highlights and strategies for our business, I would now like to spend some time on our third quarter financial results.

As an organization, we remain focused on driving sustainable, profitable growth by balancing financial discipline with a continued commitment to invest in the areas of our business which we believe will generate the best long-term return for our shareholders. We believe our third quarter results are an example of this focus and commitment.

Our net revenues for the third quarter of 2009 increased 16% to $269.5 million. Year-to-date, net revenues are up 16% to $634.2 million. Apparel net revenues increased 7% during the quarter to $215.4 million, bringing our year-to-date growth rate in apparel to 8%.

Footwear revenues were up 153% to $33.0 million in the quarter and were mainly driven by shipments of running footwear for the back-to-school season. Year-to-date, footwear is up 69%.

Direct-to-consumer continued its strong growth with 62% growth in the quarter and 47% growth year-to-date. During the third quarter, direct-to-consumer represented approximately 15% of total net revenues.

Third quarter gross margins decreased 130 basis points to 49.7%. There were several puts and takes impacting gross margin.

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First, as we have talked about in the past, effective inventory management has been one of our key balance sheet initiatives. While still a small percentage of sales, one aspect of this has been the liquidation of excess inventory to third parties which impacted our gross margin for the quarter. These efforts continued to free up

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working capital, and it is worth noting that without these liquidation sales, we still would have achieved a double-digit rate of growth in the quarter.

•	Second, during the quarter we also increased inventory reserves on obsolete seasonal products.

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These items were partially offset by strong revenue growth in our higher margin direct-to-consumer business and decreases in our reserves for sales allowances and discount incentives for our wholesale customers.

SG&A expenses grew 21% year-over-year to $87.0 million in the third quarter. SG&A as a percentage of net revenues increased to 32.2% compared with 31.0% in the prior year’s period. The year-over-year increase in SG&A was primarily driven by the continued expansion of our factory house outlet stores as well as investments made in our team. Much of the increase in personnel costs went towards the build out of our apparel and footwear design and product creation teams as well as increased funding for our performance incentive plan relative to the prior year.

Year-to-date, SG&A increased 15%. As a percentage of net revenues, SG&A decreased to 37.9% compared with 38.5% in the prior year’s period.

Operating income during the third quarter increased to $47.1 million compared with $46.5 million in the prior year. Year-to-date, operating income grew 8% year-over-year to $58.3 million.

Our effective income tax rate in the third quarter was 43.9% compared with 42.6% in the third quarter of 2008. We continue to anticipate our annual 2009 effective tax rate to be approximately 100 basis points improved from our 2008 effective tax rate of 45.3%.

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Our resulting net income in the third quarter rose 2% to $26.2 million. Third quarter diluted earnings per share increased to $0.52 compared with $0.51 in the prior year’s quarter. Year to date our EPS increased to $0.62 compared with $0.59 in the prior year.

As noted earlier, we continue to focus on strengthening our balance sheet and improving our working capital efficiency. These efforts have paid off with total cash and cash equivalents increasing over $53 million year-over-year to $93.4 million at quarter-end. Cash, net of debt, increased $72.5 million to $75.1 million at quarter-end. We currently have no borrowings outstanding on our $200 million credit facility.

Net accounts receivable decreased 4% on a year-over-year basis, significantly below our net revenue growth for the quarter. In addition to the strong performance of our collections team, part of the improvement in A/R came from the higher mix of direct-to-consumer sales.

Inventory at quarter-end decreased 6.6% year-over-year to $152.8 million. In addition to improved inventory management processes, our inventory balance at quarter end benefited from strong performance of our factory house outlet stores, an increased level of direct shipments related to footwear and the third party liquidation sales mentioned earlier. We still anticipate inventory growth to be below revenue growth at the end of the year.

Our inventory strategy remains intact as we continue to manage our inventory purchases, reduce our lead times and sell excess inventory through our factory house outlets and other liquidation channels. We will also continue with our efforts to improve turns, while still supporting our growth platforms going forward.

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Our investment in capital expenditures in the third quarter was $5.2 million, bringing our year-to-date cap-ex investment to $18.4 million. We continue to anticipate 2009 cap-ex to be in the range of $30-$35 million, below the $41 million invested in 2008.

Now moving to our full year 2009 outlook. We delivered strong results in the quarter, but we maintain a cautious view on the consumer spending environment. However, given our performance year-to-date, we are raising our outlook for both the top and bottom lines.

We now estimate full year net revenues to be $830 million to $835 million, an increase of 14% to 15% year-over-year. This compares to our previous outlook of approximately $810 million.

Full year gross margins are still anticipated to be down year-over-year due to the increased sales mix of our lower margin footwear business. However, with the majority of our planned third-party liquidation sales for 2009 having already occurred and with the strength in our direct-to-consumer business expected to continue in the fourth quarter, we anticipate our fourth quarter gross margins to be up year-over-year.

Based on higher personnel costs during the second half of the year, including increased funding of our performance incentive plan, we now anticipate SG&A for 2009 to grow in the mid-teens on a percentage basis year-over-year. For the full year, we continue to expect to invest in marketing in the range of 12% to 13% of net revenues. Based on our improved outlook for 2009 and conservative approach in the beginning of the year, we now have the flexibility to invest in the areas we believe are critical to our business.

Given current top line projections, gross margin direction and planned SG&A, diluted EPS for the full year 2009 is currently expected to increase to a range of $0.85 to $0.87 versus our prior outlook of $0.80 to $0.82.

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Before we wrap up, I would also like to provide you with a preliminary view into 2010. Based on our initial view, we currently anticipate 2010 net revenues and EPS to grow in the high-single to low-double-digits. This growth is expected to be driven by a reacceleration in our wholesale apparel business as well as continued strength in direct-to-consumer and does not assume growth in our overall footwear business. Obviously, it is still early, and we will provide additional detail on our 2010 outlook in the coming months.

Once again, in 2009, we have demonstrated that Under Armour is a growth company. Most importantly, we are a growth company balanced with profitability. Our growth this year is a result of the investments we have made for many years in the brand, in our infrastructure, and in our team. We are committed to investing in our growth initiatives, while driving effective cost management and continuing to strengthen our balance sheet.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to effectively develop and launch new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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